SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
                _______________________________

                           Form S-8
                    REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                     ____________________

                   THE DOW CHEMICAL COMPANY
                   (a Delaware corporation)
             Executive Offices -- 2030 Dow Center
                    Midland, Michigan 48674
    (Name, state of incorporation and address of principal
                executive office of registrant)

         I.R.S. Employer Identification No. 38-1285128
                     ____________________

                   THE DOW CHEMICAL COMPANY
                    ELECTIVE DEFERRAL PLAN
                   (Full title of the plan)
                   _________________________

                       ENRIQUE C. FALLA
     Executive Vice President and Chief Financial Officer
                   THE DOW CHEMICAL COMPANY
                        2030 Dow Center
                    Midland, Michigan 48674

            (Name and address of agent for service)

                  Telephone:  (517) 636-1000
                     ____________________

                CALCULATION OF REGISTRATION FEE

                                   Proposed   Proposed
       Title                       maximum    maximum
   of securities     Amount to     offering   aggregate     Amount of
 to be registered  be registered    price     offering     registration
                    registered     per unit    price           fee

     Deferred
 Compensation and   $100,000,000     N/A    $100,000,000    $34,482.76
     Matching
   Contributions
by The Dow Chemical
      Company




                            PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents heretofore filed by The Dow
Chemical Company ("Dow") with the Securities and Exchange
Commission (the "Commission") are incorporated herein by this reference:

   (a) Dow's Annual Report on Form 10-K for the year ended December 31, 1994 (The consolidated financial statements and financial statement schedule included in such Annual Report have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and have been so incorporated in this Registration Statement in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.);

   (b) Dow's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and Dow's Current Reports on Form 8-K filed with the Commission on January 20, 1995, January 25, 1995, May 3, 1995, May 15, 1995 and June 28,
1995.

   All documents subsequently filed by Dow pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

   The Dow Chemical Company Elective Deferral Plan (the "Plan") provides designated Dow employees ("Participant(s)") with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the Plan follows (The official provisions of the Plan are contained in the Plan Document, which controls in the event of a discrepancy.):

   (a) The Plan allows a Participant to defer a portion of his or her pre-tax salary and performance awards. The amount deferred will be credited to that Participant's account, and earnings based on one of two methods selected by the Participant will accumulate thereon on a tax-deferred basis.

   (b) Deferrals are eligible for partial matching contributions by Dow.

   (c) Benefits from the Plan may be received while the Participant is employed at Dow or at retirement in a lump sum or in monthly payments up to 15 years. Upon death, any such benefits not previously paid out will be paid to a designated beneficiary. Income taxes on deferred amounts, including earnings thereon, will not be required to be paid until such benefits are paid to the Participant or his or her beneficiary.

   (d) Each Participant is an unsecured general creditor of Dow with respect to his or her own Plan benefits. Benefits are payable solely from Dow's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation will be mingled with the general funds of Dow and may therefore be subject to a lien or security interest of other creditors.

   (e) The total amount of securities being registered pursuant to this Registration Statement is $100,000,000.

   (f) Dow reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including pervious earnings or losses, as of the date of such amendment or termination.

   (g) Dow has appointed the Retirement Board to assist in administering the Plan. The Retirement Board has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding on all Participants.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Article VI of its Restated Certificate of Incorporation, as amended, Dow may indemnify its Directors, officers, employees and agents to such extent as is permitted by the laws of the State of Delaware and as Dow's Bylaws may from time to time provide. Section 145 of the General Corporation Law of the State of Delaware empowers Dow to indemnify, subject to the standards and limitations therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a Director, officer, employee or agent of Dow or is or was serving in such capacity with respect to another corporation or other enterprise at the request of Dow. Under Section VI of the Bylaws of Dow, Dow is required to indemnify its Directors, officers and employees to the full extent permitted by Delaware law whenever such a person is a defendant in any legal proceeding. Section VI also gives the Company discretion to indemnify Directors, officers, employees and agents in other legal proceedings to which they are made a party. Any indemnification of a Director, officer, employee or agent of the Company must be approved by the Board of Directors. Dow maintains a Directors' and officers' liability insurance policy that indemnifies Dow's Directors and officers against certain losses in connection with claims made against them for certain wrongful acts.

Item 8.  EXHIBITS.

    Exhibit No.     Description of Exhibit

       4(a)         Restated Certificate of Incorporation of
                    The Dow Chemical Company, filed as
                    Exhibit 3(a) to Dow's Annual Report on
                    Form 10-K for the year ended December 31, 1992, incorporated herein by this reference.

       4(b) Bylaws of The Dow Chemical Company, filed as Exhibit 3(ii) to Dow's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by this reference.

        23          Independent Auditors' Consent.

        24          Power of Attorney.


Item 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          SIGNATURES


   The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on August 11, 1995.


                              THE DOW CHEMICAL COMPANY
                                   (Registrant)



                              By: /s/ DONNA J. ROBERTS
                                 Donna J. Roberts, Secretary



   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ J. K. BARTON*         Director                    August 11, 1995
    J. K. Barton

/s/ D. T. BUZZELLI*       Director and Vice           August 11, 1995
    D. T. Buzzelli        President

/s/ F. P. CORSON*         Director and Vice           August 11, 1995
    F. P. Corson          President

/s/ W. D. DAVIS*          Director                    August 11, 1995
    W. D. Davis

/s/ M. L. DOW*            Director                    August 11, 1995
    M. L. Dow

/s/ J. L. DOWNEY*         Director                    August 11, 1995
    J. L. Downey

/s/ E. C. FALLA*          Director and Executive      August 11, 1995
    E. C. Falla           Vice President (Chief
                          Financial Officer)

/s/ B. H. FRANKLIN*       Director                    August 11, 1995
    B. H. Franklin

/s/ R. L. KESSELER*       Vice President and          August 11, 1995
    R. L. Kesseler        Controller

/s/ W. J. NEELY*          Director                    August 11, 1995
    W. J. Neely

/s/ F. P. POPOFF*         Director and Chairman       August 11, 1995
    F. P. Popoff          of the Board (Chief
                          Executive Officer)

/s/ H. T. SHAPIRO*        Director                    August 11, 1995
    H. T. Shapiro

/s/ E. J. SOSA*           Director and Senior         August 11, 1995
    E. J. Sosa            Vice President

/s/ W. S. STAVROPOULOS*   Director and President      August 11, 1995
    W. S. Stavropoulos    (Chief Operating Officer)

/s/ P. G. STERN*          Director                    August 11, 1995
    P. G. Stern





/s/ *By:  DONNA J. ROBERTS
Donna J. Roberts
Attorney-in-fact


Dated:  August 11, 1995



                         EXHIBIT INDEX


Exhibit No.  Description of Exhibit

4(a)         Restated Certificate of
             Incorporation of The Dow Chemical
             Company, filed as Exhibit 3(a) to
             Dow's Annual Report on Form 10-K
             for the year ended December 31,
             1992, incorporated herein by this
             reference.

4(b)         Bylaws of The Dow Chemical
             Company, filed as Exhibit 3(ii) to
             Dow's Annual Report on Form 10-K
             for the year ended December 31,
             1994, incorporated herein by this
             reference.

23           Independent Auditors' Consent .

24           Power of Attorney.